Exhibit 5.1

[Letterhead of Morgan, Lewis & Bockius LLP]

October 25, 2013

MEI Pharma, Inc.

11975 El Camino Real, Suite 101

San Diego, California 92130

Re:	MEI Pharma, Inc. – Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to MEI Pharma, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of its Registration Statement on Form S-3 (the “Additional Registration Statement”) with the Securities and Exchange Commission (“SEC”) pursuant to Rule 462(b) of the Securities Act of 1933, as amended (the “Act”). The Additional Registration Statement relates to the proposed offer and sale by the Company of up to $5,475,000 (the “Shares”) of the Company’s common stock, par value $0.00000002 per share (the “Common Stock”). The Additional Registration Statement incorporates by reference the Registration Statement on Form S-3 (File No. 333-173266) (the “Original Registration Statement” and, together with the Additional Registration Statement, the “Registration Statement”), which was declared effective on May 26, 2011, including the prospectus which forms a part of the Registration Statement (the “Prospectus”).

In connection with this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statement, the Prospectus, the Restated Certificate of Incorporation, as amended, and the Amended and Restated Bylaws of the Company and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinions set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

We have assumed that, at the time of issuance and sale, a sufficient number of shares of Common Stock will be authorized and available for issuance and that the consideration for the issuance and sale of the Shares will be in an amount that is not less than the par value of the Common Stock.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, with respect to the Shares offered under the Registration Statement, provided that (i) the Registration Statement and any required post-effective amendment thereto have all become effective under the Securities Act and the Prospectus and any and all prospectus supplement(s) required by applicable laws have been delivered and filed as required by such laws, (ii) the issuance of the Shares has been duly authorized by all necessary corporate action on the part of the Company and (iii) the issuance and sale of the Shares does not violate

MEI Pharma, Inc.

October 25, 2013

any applicable law, are in conformity with the Company’s Restated Certificate of Incorporation and Amended and Restated Bylaws, do not result in a default under or breach of any agreement or instrument binding upon the Company, then the Shares, when issued and sold as contemplated in the Registration Statement, the Prospectus and the related prospectus supplement(s) and in accordance with any applicable duly authorized, executed and delivered purchase, underwriting or similar agreement, will be duly authorized, validly issued, fully paid and nonassessable.

The opinions expressed herein are limited to the Delaware General Corporation Law and we express no opinion with respect to the laws of any other state or jurisdiction.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP